Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS

THOUSAND OAKS, Calif. – August 4, 2016 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Second quarter sales from continuing operations of $534.9 million

•	Second quarter GAAP earnings per diluted share from continuing operations of $1.32

•
Results include pretax charges of $10.8 million ($0.22 per share) for severance, facility consolidations and asset impairments, offset by a pretax gain of $17.9 million ($0.32 per share) on the sale of real estate no longer needed as a result of prior facility consolidations

•	Raising full year 2016 GAAP earnings outlook from continuing operations to $5.10 to $5.20, an increase from the prior outlook of $5.05 to $5.15

•	Completed three previously announced acquisitions

•	Divested the Teledyne Printed Circuit Technology business

Teledyne today reported second quarter 2016 sales from continuing operations of $534.9 million, compared with sales from continuing operations of $573.6 million for the second quarter of 2015, a decrease of 6.7%. Net income from continuing operations was $46.1 million ($1.32 per diluted share) for the second quarter of 2016, compared with $48.4 million ($1.34 per diluted share) for the second quarter of 2015, a decrease of 4.8%. Net income attributable to Teledyne was $45.7 million ($1.31 per diluted share) for the second quarter of 2016, compared with $48.3 million ($1.34 per diluted share) for the second quarter of 2015, a decrease of 5.4%.

“In the second quarter, we achieved strong organic growth in our imaging and aerospace and defense electronics segments.  Sales of electronic test and measurement and environmental instrumentation also increased,” said Robert Mehrabian, Chairman, President and Chief Executive Officer.  “As a result of prior cost reduction actions, operating margin for our aerospace and defense electronics segment improved significantly and was a record.  Similar aggressive cost reduction efforts in the second quarter were primarily focused within our marine instrumentation businesses and should result in improved margins in the future.  Finally, we continued to improve our business portfolio, acquiring two electronics and one software company, while divesting a lower margin contract manufacturing business.”

Review of Operations (Comparisons are with the second quarter of 2015, unless noted otherwise.) The results reflect the classification of our Printed Circuit Technology business as a discontinued operation which was sold in the third quarter on July 8, 2016 for $9.3 million in cash. The Printed Circuit Technology business was previously reported as part of the Aerospace and Defense Electronics segment.

Second Quarter Activity
During 2016, as part of a continuing effort to reduce costs and improve operating performance we took actions to consolidate and relocate certain facilities and reduce headcount across various businesses, reducing our exposure to weak end markets and high cost locations. In connection with these efforts, in the second quarter of 2016, we incurred pretax charges totaling $10.8 million for severance, facility consolidation and asset impairment expense. The charges were comprised of $5.8 million in severance related costs, $4.4 million in facility closure and relocation expense and $0.6 million in asset impairment expense. While the majority of these actions have been completed, Teledyne will continue to incur severance and facility consolidation expenses during the remainder of 2016. We incurred $2.1 million of similar expenses in the second quarter of 2015, partially offset by the reversal of reserves of $1.7 million that were no longer needed. In addition, in the second quarter of 2016 we completed the sale of a former operating facility located in California whose operations were consolidated with another facility. The pretax gain on this sale was $17.9 million and is included in other income. In the second quarter of 2015, other income included a gain on a legal settlement of $3.0 million. Also in the second quarter of 2016, we completed the acquisitions of two test and measurement instrumentation companies and one imaging software company for initial aggregate cash consideration of approximately $60.0 million.

Instrumentation
The Instrumentation segment’s second quarter 2016 sales were $220.1 million, compared with $271.3 million, a decrease of 18.9%. Second quarter 2016 operating income was $20.1 million, compared with $45.7 million, a decrease of 56.0%.
The second quarter 2016 sales decrease primarily resulted from lower sales of marine instrumentation partially offset by increased sales of electronic test and measurement instrumentation. Sales for marine instrumentation decreased by $58.0 million and primarily reflected lower sales of interconnect systems and other marine sensors for energy exploration and production, partially offset by higher sales of interconnects and marine systems for U.S. Government applications. Sales of electronic test and measurement instrumentation increased $6.6 million and included $5.5 million in incremental sales from recent acquisitions. Sales of environmental instrumentation increased $0.2 million. The decrease in operating income reflected the impact of lower sales and lower margins for marine instrumentation and higher severance and facility consolidation costs. The second quarter of 2016 reflected $7.4 million in higher severance and facility consolidation and asset impairment costs, compared with the second quarter of 2015.

Digital Imaging
The Digital Imaging segment’s second quarter 2016 sales were $99.4 million, compared with $90.8 million, an increase of 9.5%. Operating income was $10.7 million for the second quarter of 2016, compared with $8.8 million, an increase of 21.6%.

The second quarter 2016 sales primarily reflected higher sales of sensors and systems for life sciences and industrial X-ray applications, as well as laser-based mapping systems and geospatial software. Sales of micro electro-mechanical systems (“MEMS”) also increased. The second quarter 2016 sales included $2.9 million in incremental sales from recent acquisitions. The increase in operating income in 2016 reflected the impact of higher sales and favorable product mix differences, partially offset by $1.4 million in higher severance and facility consolidation costs, compared with the second quarter of 2015.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s second quarter 2016 sales were $153.2 million, compared with $142.9 million, an increase of 7.2%. Operating income was $28.7 million for the second quarter of 2016, compared with $20.8 million, an increase of 38.0%.

The second quarter 2016 sales reflected higher sales of $6.1 million of microwave and interconnect systems and $4.3 million of avionics products and electronic relays, and flat sales of electronic manufacturing services products. Operating income in the second quarter of 2016 reflected the impact of higher sales, as well as overall improved margins. The 2015 second quarter reflected the reversal of facility and consolidation reserves of $1.7 million that were no longer needed.

Engineered Systems
The Engineered Systems segment’s second quarter 2016 sales were $62.2 million compared with $68.6 million, a decrease of 9.3%. Operating income was $5.6 million for the second quarter of 2016, compared with $4.8 million, an increase of 16.7%.

The second quarter 2016 sales reflected lower sales of engineered products and services of $4.0 million, lower sales of energy systems products of $1.8 million, and lower turbine engine sales of $0.6 million. The lower sales of engineered products and services primarily resulted from decreased sales of space and missile defense programs. Operating income in the second quarter of 2016 reflected improved margins for engineered products and services and higher pension income of $0.7 million, partially offset by the impact of lower sales.

Additional Financial Information
Cash Flow
Cash provided by operating activities from continuing operations was $83.2 million for the second quarter of 2016, compared with $57.9 million. The higher cash provided by operating activities in the second quarter of 2016 reflected lower income tax payments, partially offset by higher payments for severance, facility closure and relocation costs and lower net income. The second quarter of 2015 amount included the receipt of $3.0 million related to a legal settlement. Free cash flow (cash provided by operating activities from continuing operations less capital expenditures) was $66.9 million for the second quarter of 2016, compared with $44.5 million and reflected higher cash provided by operating activities, partially offset by higher capital expenditures. At July 3, 2016, total debt, including capital lease obligations, was $693.0 million, which included $75.6 million outstanding under the $750.0 million credit facility. Cash totaled $71.7 million at July 3, 2016 and excludes $19.5 million in restricted cash resulting from the recent real estate sale transaction related to a potential Section 1031 like-kind exchange. The company received $7.0 million from the exercise of stock options in the second quarter of 2016, compared with $8.1 million. Capital expenditures for the second quarter of 2016 were $16.3 million, compared with $13.4 million. Depreciation and amortization expense for the second quarter of 2016 was $21.6 million, compared with $22.7 million. In the second quarter of 2016, Teledyne completed the acquisitions of two test and measurement instrumentation companies and one imaging software company for initial aggregate cash consideration of approximately $60.0 million, of which approximately half was funded with foreign cash balances. In addition, in the third quarter of 2016, Teledyne completed the sale of assets of Teledyne’s Printed Circuit Technology business for $9.3 million in cash.

Free Cash Flow (a)	Second Quarter
(in millions, brackets indicate use of funds)	2016	2015
Cash provided by operating activities from continuing operations	$83.2	$57.9
Capital expenditures for property, plant and equipment	(16.3)	(13.4)
Free cash flow	$66.9	$44.5
(a) The company defines free cash flow as cash provided by operating activities from continuing operations (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the second quarter of 2016 was 29.7% compared with 27.5%. The second quarter of 2016 reflected net discrete tax expense of $6.9 million compared with net discrete tax benefits of $1.3 million. The net discrete tax expense of $6.9 million, includes $6.7 million in tax expense related to the $17.9 million gain on the sale of the operating facility.

Other
Stock option expense for the second quarter of 2016 was $2.9 million, compared with $3.3 million. Pension income was $0.6 million for the second quarter of 2016 compared with pension expense of $1.1 million. Interest expense, net of interest income, was $5.9 million for the second quarter of 2016, compared with $6.0 million. Corporate expense decreased to $10.8 million for the second quarter of 2016, compared with $11.0 million. Other income was $17.2 million for the second quarter of 2016 compared with income of $3.4 million. Other income for the second quarter of 2016 included a gain of $17.9 million on the sale of a former operating facility in California. Other income for the second quarter of 2015 included a gain on a legal settlement of $3.0 million.

Outlook
Based on its current outlook, the company’s management believes that third quarter 2016 earnings per diluted share from continuing operations will be in the range of $1.28 to $1.33 and full year 2016 earnings per diluted share from continuing operations will be in the range of $5.10 to $5.20, an increase from the prior outlook of $5.05 to $5.15. The third quarter and full year outlooks include severance, lease termination and other facility consolidation costs. The company’s effective tax rate for 2016 is expected to be 27.6%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions and divestitures, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, exchange rate fluctuations, cost reductions, facility consolidation costs, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; impacts from the United Kingdom's decision to exit the European Union; and threats to the security of our confidential and proprietary information, including cyber security threats. Continued lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2015 Annual Report on Form 10-K and subsequent Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, August 4, 2016. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, August 4, 2016.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JULY 3, 2016 AND JUNE 28, 2015
(Unaudited - in millions, except per share amounts)

	Second Quarter	Second Quarter	Six Months	Six Months
	2016	2015	2016	2015
Net sales	$534.9	$573.6	$1,060.1	$1,135.1
Costs and expenses:
Costs of sales	331.8	353.9	651.8	696.6
Selling, general and administrative expenses	148.8	150.6	292.9	301.8
Total costs and expenses	480.6	504.5	944.7	998.4
Operating income	54.3	69.1	115.4	136.7
Interest expense, net	(5.9)	(6.0)	(11.6)	(11.9)
Other income, net	17.2	3.4	15.9	4.2
Income before income taxes	65.6	66.5	119.7	129.0
Provision for income taxes	19.5	18.4	35.1	37.0
Net income from continuing operations	46.1	48.1	84.6	92.0
Loss from discontinued operations	(0.4)	(0.1)	(0.5)	(0.3)
Net income	45.7	48.0	84.1	91.7
Noncontrolling interest	—	0.3	—	0.3
Net income attributable to Teledyne	$45.7	$48.3	$84.1	$92.0

Diluted earnings per common share:
Continuing operations	$1.32	$1.34	2.42	$2.54
Discontinued operations	(0.01)	—	(0.01)	(0.01)
Diluted earnings per common share	$1.31	$1.34	$2.41	$2.53

Weighted average diluted common shares outstanding	35.0	36.1	35.0	36.3

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JULY 3, 2016 AND JUNE 28, 2015
(Unaudited - in millions)

	Second Quarter	Second Quarter	% Change	Six Months	Six Months	% Change
	2016	2015		2016	2015
Net sales:
Instrumentation	$220.1	$271.3	(18.9)%	$443.8	$541.6	(18.1)%
Digital Imaging	99.4	90.8	9.5%	189.3	181.2	4.5%
Aerospace and Defense Electronics	153.2	142.9	7.2%	300.5	280.6	7.1%
Engineered Systems	62.2	68.6	(9.3)%	126.5	131.7	(3.9)%
Total net sales	$534.9	$573.6	(6.7)%	$1,060.1	$1,135.1	(6.6)%
Operating income:
Instrumentation	$20.1	$45.7	(56.0)%	$51.5	$87.8	(41.3)%
Digital Imaging	10.7	8.8	21.6%	18.9	18.1	4.4%
Aerospace and Defense Electronics	28.7	20.8	38.0%	52.9	40.5	30.6%
Engineered Systems	5.6	4.8	16.7%	13.6	11.5	18.3%
Corporate expense	(10.8)	(11.0)	(1.8)%	(21.5)	(21.2)	1.4%
Operating income	54.3	69.1	(21.4)%	115.4	136.7	(15.6)%
Interest expense, net	(5.9)	(6.0)	(1.7)%	(11.6)	(11.9)	(2.5)%
Other income, net	17.2	3.4	405.9%	15.9	4.2	278.6%
Income before income taxes	65.6	66.5	(1.4)%	119.7	129.0	(7.2)%
Provision for income taxes	19.5	18.4	6.0%	35.1	37.0	(5.1)%
Net income from continuing operations	46.1	48.1	(4.2)%	84.6	92.0	(8.0)%
Loss from discontinued operations	(0.4)	(0.1)	300.0%	(0.5)	(0.3)	66.7%
Net income	45.7	48.0	(4.8)%	84.1	91.7	(8.3)%
Noncontrolling interest	—	0.3	(100.0)%	—	0.3	(100.0)%
Net income attributable to Teledyne	$45.7	$48.3	(5.4)%	$84.1	$92.0	(8.6)%

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited – in millions)

	July 3, 2016	January 3, 2016
ASSETS
Cash	$71.7	$85.1
Restricted cash	19.5	—
Accounts receivable, net	367.6	368.6
Inventories, net	319.0	304.1
Prepaid expenses and other current assets	52.7	71.5
Total current assets	830.5	829.3
Property, plant and equipment, net	321.9	318.8
Goodwill and acquired intangible assets, net	1,432.6	1,383.5
Prepaid pension asset	124.5	111.0
Other assets, net	71.0	74.5
Total assets	$2,780.5	$2,717.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$134.0	$134.2
Accrued liabilities	254.8	240.3
Current portion of long-term debt and capital lease obligations	13.5	19.1
Total current liabilities	402.3	393.6
Long-term debt and capital lease obligations	678.2	761.5
Other long-term liabilities	222.9	217.9
Total liabilities	1,303.4	1,373.0
Total stockholders’ equity	1,477.1	1,344.1
Total liabilities and stockholders’ equity	$2,780.5	$2,717.1